UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 26, 2006

Enpath Medical, Inc.

(Exact name of registrant as specified in its charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-19467	41-1533300
(Commission File Number)	(IRS Employer Identification No.)

15301 Highway 55 West
Plymouth, Minnesota	55447
(Address of Principal Executive Offices)	(Zip Code)

(763) 559-2613

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1               Registrant’s Business and Operations

Item 1.01               Entry into a Material Definitive Agreement

On May 26, 2006, Enpath Medical, Inc. entered into a Lease Agreement as Tenant with Plymouth 2200, LLP, a Minnesota limited liability partnership, as Landlord with respect to premises located at 2300 Berkshire Lane North, Plymouth, Minnesota.

The Lease covers approximately 95,000 square feet and runs for a ten-year period commencing January 1, 2007, with one five-year renewal period at Enpath’s option. Under the terms of the Lease, Enpath will have 2007 monthly base rent payments of approximately $34,300 and will be responsible for its pro rata portion of the operating expenses and taxes of the overall facility. The Lease includes an annual increase of the lesser of 2.5 percent and the annual increase in the consumer price index.

The Company intends to consolidate its existing Plymouth and Bloomington Minnesota operations into the new facility on or about January 1, 2007. The Company’s existing lease in Plymouth expires on June 30, 2007 and its existing lease in Bloomington expires on December 31, 2008. The Company will attempt to sublease its existing facilities as it moves to the new facility.

Section 9. - Financial Statements and Exhibits.

Item 9.01   Financial Statements and Exhibits

The following are filed or furnished as Exhibits to this Report:

(c)                                  Exhibits

Exhibit 99.1    Press Release dated June 1, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENPATH MEDICAL, INC.

Dated: June 2, 2006	By:	/s/ John C. Hertig
John C. Hertig
Chief Executive Officer